EXHIBIT 99.1

   Union Financial Bancshares, Inc. Reports Earnings and Announces
                        Quarterly Cash Dividend

    UNION, S.C.--(BUSINESS WIRE)--Feb. 15, 2005--Union Financial Bancshares, Inc. (NASDAQ:UFBS) today announced a 16% increase in earnings over the previous fiscal year. Net income for the twelve months ended December 31, 2004 was $2,156,000, or $1.05 per share (diluted) compared to $1,859,000, or $.90 per share (diluted), for the twelve month period ending September 30, 2003. The Company also declared a quarterly dividend of $0.10 per share on its outstanding common stock, payable on February 15, 2005 to shareholders of record January 28, 2005.
    Net income for the three months ended December 31, 2004 was $592,000 compared to a net loss of ($1,210,000) for the three months ended December 31, 2003. Earnings per share were $.29 per share (diluted) for the fourth quarter of fiscal 2004 versus a loss per share of ($.62) (diluted) for the fourth quarter of 2003.
    On October 21, 2003, the Board of Directors of Union Financial Bancshares, Inc. changed the fiscal year end of the Corporation from September 30 to December 31, effective December 31, 2003. During the quarter ending December 31, 2003, the Corporation initiated a balance sheet restructuring that was designed to increase the net interest margin and enhance future earnings. The restructuring included the sale of $31.3 million in low yielding mortgage backed securities that resulted in a pretax loss of $700,000 and the prepayment of a $5 million 6.25% Federal Home Loan Bank advance with two years remaining that carried a $381,000 penalty. The purpose of the restructuring was to lessen exposure to interest rate risk. As a result of the Bank's balance sheet restructuring, the Corporation recorded a net loss for the quarter ended December 31, 2003.
    At December 31, 2004, assets totaled $351.6 million, a 2.94% increase from $341.5 million at September 30, 2003. Net loans receivable increased $18.2 million or 11.88% to $171.1 million at December 31, 2004, compared to $152.9 million at September 30, 2003. Investment and mortgage-backed securities at December 31, 2004, decreased 8.86% to $143.5 million from $157.4 million at September 30, 2003. The increase in loans was funded with the reduction in securities along with an increase in borrowings of $2.5 million and deposits of $7.4 million.
    Commenting on the earnings results, Dwight V. Neese, President and Chief Executive Officer, stated: "We are pleased with the results we have achieved in the face of challenging local economic conditions and in the midst of repositioning the balance sheet after our charter conversion in the previous year. Not only did our twelve month results show an earnings increase of 16% over the previous fiscal year, our earnings per share also rose 16%. We continue to have positive growth on our balance sheet, marked by an increase in the consumer and commercial loan portfolios of 29.4% over the previous fiscal year. We look forward to focusing on our core operations over the coming quarters and building long-term value for our shareholders."
    Union Financial also announced that the Corporation's board of directors has approved the repurchase of an additional 98,000 shares, or approximately 5% of the Corporation's outstanding common stock. Repurchases, which will be conducted through open market purchases or privately negotiated transactions, will be made from time to time depending on market conditions and other factors. Repurchased shares will be held in treasury.
    Union Financial Bancshares was founded in Union, South Carolina, in 1934 and is celebrating its 70th anniversary. Union Financial is the holding company for Provident Community Bank, which operates seven banking locations in four counties of South Carolina-Union, Laurens, Fairfield, and York. At December 31, 2004, Union Financial had $351.6 million in total assets and stockholders' equity of $26.0 million.


                  Union Financial Bancshares, Inc.
           Fourth Quarter - Year Ending December 31, 2004
---------------------------------------------------------------------

                        Financial Highlights
                 ($ in thousands, except share data)

                                  As of     As of
                                 December  September
                                   31,       30,
         Balance Sheet            2004      2003    $Change  %Change
------------------------------- -------------------------------------

   Total assets                  $351,598  $341,552 $10,046     2.94%
   Cash and interest-bearing
    deposits                       13,197     5,017   8,180   163.05%
   Investments & mortgage-backed
    securities                    143,494   157,438 -13,944    -8.86%
   Loans receivable (net)         171,094   152,921  18,173    11.88%
   Goodwill & intangible assets     4,212     5,007    -795   -15.88%
   Deposits                       227,589   220,232   7,357     3.34%
   Advances & other borrowings     87,500    85,000   2,500     2.94%
   Stockholders' equity            26,019    26,216    -197    -0.75%
   Number of outstanding shares 1,957,989 1,965,103  -7,114    -0.36%
   Book value per share            $13.29    $13.34  -$0.05    -0.39%
   Tangible book value per share   $11.14    $10.79   $0.34     3.19%



                                              For the For the  For the
                                     For the   Three   Twelve  Twelve
                                      Quarter  Months  Months  Months
                                      Ended    Ended   Ended   Ended
                                       Dec.     Dec.    Dec.    Sept.
                                        31,     31,     31,     30,
                                     ---------------------------------
Income Statement                        2004    2003    2004     2003
----------------------------------------------------------------------

   Net interest income                $2,561  $1,482  $9,706   $8,222
   Provision for loan losses             475     725   1,250      725
                                     ---------------------------------
   Net interest income after loan
    loss provision                     2,086     757   8,456    7,497
   Noninterest income                    681    -283   2,583    2,534
   Noninterest expense                 1,964   2,326   8,162    7,601
   Income tax                            211    -642     721      571
                                     ---------------------------------
   Net income                           $592 -$1,210  $2,156   $1,859
                                     =================================
   Earnings per share: Basic           $0.30  -$0.62   $1.10    $0.95
                                     =================================
   Earnings per share: Dilutive        $0.29  -$0.62   $1.05    $0.90
                                     =================================


                                         For the Twelve For the Twelve
                                          Months Ended   Months Ended
                                          December 31,   September 30,
                                         -----------------------------
 Key Financial Ratios                       2004           2003
 --------------------------------------- -----------------------------

    Return on average assets                0.61%          0.55%
    Return on average stockholders'
     equity                                 8.40%          6.64%
    Operating expense to average assets     2.14%          2.17%
    Capital to average assets               9.64%         10.20%


    CONTACT: Union Financial Bancshares, Inc.
             Dwight V. Neese, 864-429-1863